EXHIBIT 4.02

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2004 (the “Agreement Date”) by and among Interwoven, Inc., a Delaware corporation (“Buyer”), Software Intelligence, Inc., a Delaware corporation (“Seller”), and Larry Brake as the Stockholders’ Agent.

RECITALS

A. The Board of Directors of Seller has determined that it would be advisable and in the best interests of Seller’s securityholders that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, certain assets of Seller and, in connection therewith, Buyer has agreed to assume certain liabilities of Seller, all on the terms set forth herein (the “Asset Acquisition”), and, in furtherance thereof, has approved the Asset Acquisition and the other transactions contemplated by this Agreement.

B. Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Acquisition as set forth herein.

C. Concurrently with the execution of this Agreement, Seller Stockholders (as defined herein) sufficient to approve the Asset Acquisition are irrevocably consenting to the adoption of this Agreement.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Designated Employees (as defined herein) is accepting an offer of employment with Buyer on the terms set forth in a separate offer letter (the “Offer Letters”) between Buyer and each Designated Employee, and each of Larry Brake and each Designated Employee is executing and delivering to Buyer a noncompetition agreement in the form attached hereto as Exhibit A (the “Noncompetition Agreements”).

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each Seller Stockholder is executing and delivering to Buyer an investment representation letter in the form attached hereto as Exhibit B-1 or Exhibit B-2 (the “Investment Representation Letters”).

F. Buyer and Seller also intend for the purchase of assets under this Agreement to be treated as a “reorganization” under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act.

“Business” means Seller’s business as currently conducted.

“Buyer Ancillary Agreements” means all agreements and documents to which Buyer is or will be a party that are required to be executed pursuant to this Agreement.

“Buyer Average Price Per Share” means the average closing price of Buyer Common Stock on the Nasdaq Stock Market (or such other exchange or quotation system on which shares of Buyer Common Stock are then traded or quoted) and reported at www.nasdaq.com for the ten consecutive trading days ending on (and inclusive of) the trading day that is immediately prior to the Agreement Date.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Capital Change” means any of the following events: (i) Buyer recapitalizes, either through (a) a subdivision or stock split of any of the outstanding shares of Buyer Common Stock into a greater number of such shares or (b) a combination or reverse stock split of any of the outstanding shares of Buyer Common Stock into a lesser number of such shares; (ii) Buyer reorganizes, reclassifies or otherwise changes the outstanding shares of Buyer Common Stock into the same or a different number of shares of other classes or series of Buyer stock (other than through a subdivision or combination of shares provided for in the preceding clause (i)); or (iii) Buyer declares a dividend or other distribution on its outstanding shares payable in shares of Buyer Common Stock, in shares or securities convertible into shares of Buyer Common Stock and/or other Buyer equity securities.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Contract” means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, lease, letter of intent, quotation or purchase order (in each case, whether oral or in writing).

“Designated Employees” means Tim Pfeiffer and Robert Godfrey.

“Dissolution” means the dissolution, liquidation and winding up of Seller in accordance with the provisions of Seller’s Certificate of Incorporation and applicable laws, which dissolution, liquidation and winding up shall occur within four months after the Closing.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Excluded Assets” means all assets and properties of Seller other than the Purchased Assets.

“Final Stockholders” means the Seller Stockholders as of immediately prior to the Dissolution.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax or other governmental or quasi-Governmental Entity.

“Intellectual Property Rights” means worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, or (b) with respect to any Person that is not an individual, the directors, officers and legal or financial personnel of such Person (and, with respect to Section 3.12 (Intellectual Property Rights), the persons engaged in technology development activity for Seller) (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (C) such knowledge could be obtained from reasonable inquiry of the persons employed by such Person charged with administrative or operational responsibility for such matters for such Person.

“Material Adverse Change” or “Material Adverse Effect” means when used with reference to (i) any Person, shall mean any event, change, violation, inaccuracy, circumstance or effect (regardless of whether such event, change, violation, inaccuracy, circumstance or effect is inconsistent with any representations or warranties made in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, employees, assets (including intangible assets), business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, and (ii) the Business or the Purchased Assets, shall mean a material diminution in the value or condition (financial or otherwise) of such Business or Purchased Assets.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Pro Rata Share” means, with respect to a Final Stockholder, the percentage obtained by dividing (a) such Final Stockholder’s interests in Seller’s assets pursuant to the Certificate of

Incorporation and Bylaws of Seller and applicable laws by (b) the interests of all Final Stockholders in Seller’s assets pursuant to the Certificate of Incorporation and Bylaws of Seller and applicable laws.

“Restricted Business” means any business or activity that (i) involves engaging in the developing, producing, manufacturing, providing, selling, marketing or distributing of any enterprise content management products, services or technologies or (ii) competes with Seller’s products, services or technology in existence or being conducted immediately prior to and including the Closing and/or the business of developing, producing, manufacturing, providing, selling, marketing or distributing records management software products, services or technologies.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Ancillary Agreements” means all agreements and documents to which Seller is or will be a party that are required to be executed pursuant to this Agreement.

“Seller Non-Voting Common Stock” means the Non-Voting Common Stock of Seller, par value $0.001 per share.

“Seller Voting Common Stock” means the Voting Common Stock of Seller, par value $0.001 per share.

“Seller Stockholders” means the record holders of issued and outstanding shares of Seller Non-Voting Common Stock and Seller Voting Common Stock.

“Software” means, collectively, all of the software of Seller in any form (including all software programs, objects, modules, routines, algorithms and code, in both source code and object code form) and includes (a) all past and current versions and releases of Seller software products, all work-in-process and developed but unreleased code, and all versions or releases under development as of the Closing Date (as defined in Section 2.4), (b) any other software owned by Seller or to which Seller otherwise has rights that is, has been or is intended to be used by Seller in connection with the Business and/or the design, development, testing, maintenance or utilization of the software described in this paragraph, and (c) all derivative works of any of the software described in this paragraph.

“Subsidiary” of a specified entity means any corporation, association, business entity, partnership, limited liability company or other Person of which the specified entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (b) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to Tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such Tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer at the Closing (as defined in Section 2.4) all of Seller’s right, title and interest in and to all of the following assets (collectively, the “Purchased Assets”):

(a) all of Seller’s rights under those Contracts set forth on Schedule 2.1(a) (collectively, the “Assumed Contracts”);

(b) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement of Intellectual Property Rights of Seller;

(c) all of Seller’s rights to and interest in Intellectual Property Rights;

(d) all Software;

(e) all books, records, files and papers of Seller, whether in hard copy or computer format, relating to the Purchased Assets, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (to the extent permitted by applicable law) relating to the Designated Employees and Other Employees who accept Buyer’s offer of employment, and any information relating to Taxes imposed on the Purchased Assets;

(f) all assets set forth on Schedule 2.1(f); and

(g) all goodwill associated with the Purchased Assets.

2.2 Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume (i) Seller’s obligations to perform only those obligations under the Assumed Contracts arising after the Closing and (ii) Seller’s obligations to pay only those obligations set forth on Schedule 2.2 in an aggregate amount not to exceed $692,806.98 (obligations set forth in the foregoing clauses (i) and (ii), collectively, the “Assumed Liabilities”). Notwithstanding any provision in this Agreement, Buyer shall not assume any liabilities of Seller other than the Assumed Liabilities (such liabilities of Seller other than the Assumed Liabilities, the “Excluded Liabilities”).

2.3 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Prior and subsequent to the Closing, Buyer and Seller will use their reasonable best efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer or as Buyer may otherwise request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights, Buyer and Seller will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller with respect to any Purchased Asset or any claim or right or any benefit arising thereunder.

2.4 Closing. The closing of the Asset Acquisition (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

2.5 Purchase Price.

(a) Purchase Price. On the terms and subject to the conditions set forth in this Agreement, as consideration for the Purchased Assets, Buyer shall, upon the Closing, (i) issue to Seller the number of shares of Buyer Common Stock that is equal to the quotient obtained by dividing (x) $832,193.02 by (y) the Buyer Average Price Per Share (such shares, the “Shares” or the “Purchase Price”), less the Escrow Fund to be withheld pursuant to Section 2.5(b), and (ii) assume the Assumed Liabilities. If, as a result of the calculations in Section 2.5(b), fractional shares would otherwise be issuable, then such fractional shares shall be rounded down to the nearest whole share in the case of shares of Buyer Common Stock delivered to Seller at the Closing and shall be rounded up to the nearest whole share in the case of shares of Buyer Common Stock placed into the Escrow Fund (as defined in Section 2.5(b)). If, at any time after the date hereof and prior to the Closing, a Capital Change occurs, then the numbers of Buyer Common Stock set forth in this Agreement shall be appropriately and equitably adjusted to reflect such Capital Change.

(b) Escrow. At the Closing, Buyer will withhold from the Purchase Price the number of shares of Buyer Common Stock that is equal to the quotient obtained by dividing (i) $152,500 by (ii) the Buyer Average Price Per Share (such withheld shares, the “Escrow Fund”). Dividends on the shares of Buyer Common Stock in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to Seller or, from and after the Dissolution, to each Final Stockholder according to its Pro Rata Share. Buyer will hold the Escrow Fund as security for Seller’s and the Final Stockholders’ indemnification obligations for Damages (as defined in Section 9.2) under Article IX. The Escrow Fund will be held by Buyer, subject to the terms and conditions of Article IX, until the day that is 12 months after the Closing Date (the “Escrow Fund Release Date”).

(c) Earnout. If, after the Closing, the Business achieves certain software license revenue goals (the “Revenue Goals”) for the period beginning on the Closing Date and ending on December 31, 2005 (the “Measurement End Date”), then Buyer shall, within 10 business days after the Measurement End Date, pay to Seller or, from and after the Dissolution, the Final Stockholders according to their respective Pro Rata Shares cash in the aggregate amount of $200,000 by check or wire transfer of immediately available funds. After the Agreement Date, Buyer and Seller shall, in good faith, determine the Revenue Goals and shall thereafter attach the Revenue Goals as Exhibit C to this Agreement. Achievement or non-achievement of the Revenue Goals shall be determined in good faith by Buyer’s Chief Financial Officer (the “Buyer’s Representative”); provided, however, that, within 10 business days after the Measurement End Date, Seller or, from and after the Dissolution, the Stockholders’ Agent may object to the determination of the Buyer’s Representative by written notice to the Buyer’s Representative (the “Objection”). If Seller or, from and after the Dissolution, the Stockholders’ Agent does not object to the determination of the Buyer’s Representative within such 10-day period, then Seller or, from and after the Dissolution, the Stockholders’ Agent shall be deemed to have agreed with the determination of the Buyer’s Representative for purposes of this Section 2.5(c). The Buyer’s Representative and Seller or, from and after the Dissolution, the Stockholders’ Agent shall confer in good faith for a period of up to 15 business days following the Buyer Representative’s receipt of the Objection, if any, concerning the subject matter of the Objection in an attempt to resolve it. If, after such 15-day period, the Buyer’s Representative and Seller or, from and after the Dissolution, the Stockholders’ Agent cannot agree, then the parties shall attempt to agree upon a mutually satisfactory nationally recognized accounting firm (the “Firm”); provided, however, that if the parties cannot agree on a mutually satisfactory nationally recognized accounting firm, then each of Buyer and Seller or, from and after the Dissolution, the Stockholders’ Agent shall select a nationally recognized accounting firm and the two firms so selected by Buyer and Seller or, from and after the Dissolution, the Stockholders’ Agent shall select the Firm. The Firm shall make a final written determination of the achievement or non- achievement of the Revenue Goals (the “Firm Calculations”), which determination shall be conclusive and binding on Buyer, Seller, the Stockholders’ Agent and the Seller Stockholders. The Firm’s engagement pursuant to this Section 2.5(c) shall be limited solely to determining the achievement or non- achievement of the Revenue Goals. Buyer and Seller or, from and after the Dissolution, the Final Stockholders (according to their respective Pro Rata Shares) shall initially bear the fees and expenses, in equal proportions, of the Firm in connection with its engagement pursuant to this Section 2.5(c). The non-prevailing party, as determined by the Firm, shall pay all reasonable costs, fees and expenses related to the Firm’s engagement pursuant to this Section 2.5(c), including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

2.6 Title Passage; Delivery of Purchased Assets.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to all of the Purchased Assets shall pass to Buyer; provided, however, that Buyer may elect (by written notice to Seller) to require Seller to convey any of the Purchased Assets to a Subsidiary or Affiliate of Buyer rather than to Buyer, and Seller shall comply with any such election by delivering to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, (i) possession of all of the Purchased Assets and (ii) proper assignments, conveyances and bills of sale sufficient to convey to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances.

(b) Method of Delivery of Assets; Transfer Taxes. At the Closing, Seller shall deliver or cause to be delivered to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, all of the Purchased Assets, which shall be delivered to Buyer or a Subsidiary or Affiliate of Buyer, as applicable, in the form and to the location to be determined by Buyer in its reasonable discretion before the Closing Date at Seller’s cost and expense; provided, however, that, to the extent practicable, Seller shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset. Seller will pay all sales, transfer, bulk sales, stamp, income, capital gains, use or other Taxes associated with the transactions contemplated by this Agreement. Seller shall provide to Buyer a copy of any Tax Returns (as defined in Section 3.7) reflecting the payment of all Taxes paid by Seller as a result of the Asset Acquisition.

(c) Straddle Periods. All property Taxes, personal property Taxes and similar ad valorem obligations in respect of the Purchased Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Code. Buyer in its sole discretion shall have the right to prepare or cause to be prepared all Tax Returns for Straddle Periods. If Buyer does not exercise its rights in the preceding sentence, Seller shall prepare or cause to be prepared any Tax Returns for Straddle Periods that Buyer does not prepare. The party preparing a Tax Return for a Straddle Period (the “Preparing Party”) shall provide such Tax Return to the other party for review not less than ten days in advance of the due date thereof, and such other party shall pay to the Preparing Party its prorated portion of the Tax shown to be due on each such Tax Return not less than five days before the due date of such payment.

2.7 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and interest in, to and under, and/or possession of all of the Purchased Assets, the directors and officers of Buyer are fully authorized, in the name and on behalf of Seller or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts.

2.8 Tax Consequences. The parties intend that the purchase of the Purchased Assets under this Agreement shall constitute a “reorganization” under Section 368(a)(1)(C) of the Code. Pursuant to this plan of reorganization, Seller will be liquidated within four months after the Closing. However, Buyer makes no representation or warranty to Seller or any Seller Stockholder regarding the Tax treatment of the purchase of the Purchased Assets, whether the purchase of the Purchased Assets shall qualify as a “reorganization” under Section 368(a)(1)(C) of the Code, or any of the Tax consequences to Seller or any Seller Stockholder of this Agreement, any of the Seller Ancillary Agreements, the purchase of the Purchased Assets or any of the other transactions or agreements contemplated hereby and thereby, and Seller and the Seller Stockholders acknowledge that Seller and the Seller Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Seller Ancillary Agreements, the purchase of the Purchased Assets and the other transactions and agreements contemplated hereby and thereby. Seller understands that it (and not Buyer) shall be responsible for its own Tax liabilities that may arise as a result of the transactions contemplated by this Agreement and each of the Seller Ancillary Agreements.

2.9 Securities Law Issues. Based in part on the representations made by Seller in Sections 3.4 and 3.20 and by the Seller Stockholders in the Investment Representation Letters, Buyer shall issue the Shares pursuant to an exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws. Buyer and Seller will enter into a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”) with respect to the Shares (excluding the Shares in the Escrow Fund). Subject to compliance by Buyer with its obligations under the Registration Rights Agreement, Seller will be wholly responsible for compliance with all federal and state securities laws regarding the sale, transfer or other disposition of the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the disclosure letter of Seller attached hereto as Exhibit E (the “Seller Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance of such disclosure to other representations and warranties is clearly apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by Seller to Buyer), Seller represents and warrants to Buyer as follows:

3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of that jurisdiction since its inception. Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as currently proposed by it to be conducted. Seller is qualified to transact business, and is in good standing, in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary, except where such failure would not individually or in the aggregate have a Material Adverse Effect on Seller, the Business or the Purchased Assets. Seller has delivered to Buyer’s counsel true, correct and complete copies of its Certificate of Incorporation and Bylaws, each as currently in effect. Seller is not in violation of its Certificate of Incorporation or Bylaws, each as currently in effect.

3.2 No Subsidiaries. Seller does not have any Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. Seller is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person, and Seller is not a party to any joint venture.

3.3 Authorization; Noncontravention; Enforceability.

(a) Authorization. Seller has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by Seller’s Board of Directors and stockholders. The affirmative votes of the holders of a majority of all shares of Seller Voting Common Stock issued and outstanding are the only votes of the holders of Seller capital stock necessary to approve the Asset Acquisition (the “Seller Stockholder Approvals”).

(b) Noncontravention. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance on any of the Purchased Assets or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of Seller, in each case as amended to date, (B) any Contract, concession, franchise, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Purchased Assets, or (C) any privacy policy of Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Seller. This Agreement and each Seller Ancillary Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.4 Capitalization. The authorized capital stock of Seller consists solely of (i) 10,000,000 shares of Seller Non-Voting Common Stock, of which a total of 12,500 shares are issued and outstanding, and (ii) 5,000,000 shares of Seller Voting Common Stock, of which a total of 121,260 shares are issued and outstanding. The numbers of issued and outstanding shares of Seller Non-Voting Common Stock and Seller Voting Common Stock held by each Seller Stockholder are set forth on Schedule 3.4(a) of the Seller Disclosure Letter, and no shares of Seller Non-Voting Common Stock or Seller Voting Common Stock are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Seller Disclosure Letter and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Schedule 3.4(a) of the Seller Disclosure Letter. Schedule 3.4(b) of the Seller Disclosure Letter sets forth, for each outstanding option to purchase shares of Seller common stock (“Seller Option”), (i) the name of the holder of such Seller Option, (ii) the exercise price per share of such Seller Option, and (iii) the number of shares covered by such Seller Option. Except as set forth on Schedule 3.4(b) of the Seller Disclosure Letter, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Seller capital stock or any securities or debt convertible into or exchangeable for Seller capital stock. Except as contemplated by this Agreement, there are no voting agreements, voting trusts or proxies applicable to any of Seller’s outstanding capital stock or to the conversion of any shares of Seller’s capital stock to which Seller is a party or, to Seller’s knowledge, pursuant to any other agreement or obligation.

3.5 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any Governmental Entity, or, to Seller’s knowledge, threatened against Seller or any of the Purchased Assets or any of Seller’s directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Seller), nor, to Seller’s knowledge, is there any reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation. There is no judgment, decree, injunction, rule or order against Seller, any of the Purchased Assets or, to Seller’s knowledge, any of Seller’s directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Seller). To Seller’s knowledge, there is no reasonable basis for any Person to assert a claim against Seller or any of the Purchased Assets based upon: (a) Seller entering into this Agreement or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by Seller regarding the Purchased Assets; or (c) any claim that Seller has agreed to sell or dispose of the Purchased Assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Seller has no action, suit, proceeding, claim, arbitration or mediation against any other Person.

3.6 Financial Statements. Seller has delivered to Buyer as attachments to Schedule 3.6 of the Seller Disclosure Letter (i) an unaudited balance sheet of Seller dated June 30, 2004 (the “Balance Sheet Date” and such unaudited balance sheet, the “Seller Balance Sheet”), (ii) an unaudited income statement and statement of cash flows for the six months ended June 30, 2004, (iii) unaudited balance sheets of Seller dated December 31, 2003 and 2002, and (iv) unaudited income statements and statements of cash flows for the years ended December 31, 2003 and 2002 (all such financial statements of Seller and any notes thereto are hereinafter collectively referred to as the “Seller Financial Statements”). The Seller Financial Statements: (i) are true, correct and complete; (ii) are derived from and are in accordance with the books and records of Seller; (iii) fairly and accurately represent the financial condition of Seller at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis; and (iv) have been prepared in accordance with GAAP applied on a basis consistent with prior periods, except for any absence of notes thereto. There has been no change in Seller’s accounting policies other than as specifically described in the notes to the Seller Financial Statements. Seller has delivered to Buyer as an attachment to Schedule 3.6 of the Seller Disclosure Letter a detailed list of Seller’s liabilities in excess of $10,000 as of the Agreement Date (the “Liabilities List”). Seller has no liability in excess of $10,000 or otherwise material to the Business, the results of operations of Seller or the financial condition of Seller, or liabilities in excess of $25,000 in the aggregate, except for those shown on the Liabilities List.

3.7 Taxes. Seller (i) has properly completed and timely filed all Tax and information returns and reports (collectively, “Tax Returns”) required to be filed by it, (ii) has timely paid all Taxes required to be paid in respect of all periods for which Tax Returns have been filed, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable Tax Returns up to the Balance Sheet Date, (iv) has made all necessary estimated Tax payments to the extent payment is due and has no liability for Taxes in excess of the amount so paid or accruals or reserves so established in the Seller Financial Statements, and (v) has withheld all amounts required by any applicable laws or regulations to be withheld from compensation paid or owed to Seller’s employees, consultants, directors or other third parties. No such Tax Return of Seller is under audit by the IRS or other Governmental Entity, and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Entity conducting such audit and all Taxes and any penalties or interest determined by such audit to be due from Seller have been paid in full to the applicable Governmental Entities. No Tax liens are currently in effect against any of the Purchased Assets or the Business, except Encumbrances for such Taxes not yet due and payable. There is not in effect any waiver by Seller of any statute of limitations with respect to any Taxes relating to the Purchased Assets or the Business nor has Seller agreed to any extension of time for filing any such Tax Return that has not been filed, and Seller has not consented to extend to a date later than the date hereof the period in which any such Tax may be assessed or collected by any Governmental Entity. Seller has withheld all Taxes required to be withheld, and Seller has paid such withheld amounts to the appropriate Governmental Entity within the time prescribed by law. No benefit payable or which may become payable by Seller pursuant to any employee plan or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

3.8 Title to and Condition of Purchased Assets; Sufficiency of Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any Encumbrances. All tangible personal property included in the Purchased Assets is in good operating condition and repair, normal wear and tear excepted. Title to all of the Purchased Assets is freely transferable from Seller to Buyer free and clear of all Encumbrances without obtaining the consent or approval of any Person. All leases of real or personal property to which Seller is a party are fully effective. Seller does not own any real property, and, since its inception, Seller has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code. Seller is not in material violation of any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties included in the Purchased Assets or of any other applicable law, nor has Seller received any notice of violation of law with which it has not complied. The Purchased Assets constitute all intangible assets, intangible properties, rights and Intellectual Property Rights that are necessary to enable Buyer, following the Closing, to own, conduct, operate and continue the Business substantially as conducted prior to the Closing and to sell and otherwise enjoy full rights to commercial exploitation of products and services that are provided in connection with the Business without: (i) the need for Buyer to acquire or license any other intangible asset, intangible property, right or Intellectual Property Right; and (ii) the breach or violation of any Contract. Except as set forth in Schedule 3.8 of the Seller Disclosure Letter, (a) none of the Purchased Assets is licensed or leased from any third party and no royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any Contract affecting the Purchased Assets and (b) none of the Purchased Assets is licensed to any third party.

3.9 Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Seller or, if applicable, the Business or the Purchased Assets any:

(a) Material Adverse Change;

(b) material revaluation by Seller of any of the Purchased Assets;

(c) incurrence, creation or assumption by Seller of (i) any Encumbrance on any of the Purchased Assets, (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;

(d) purchase, license, sale, assignment or other disposition or transfer, or any Contract or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of the Purchased Assets;

(e) damage, destruction or loss of any Purchased Asset, whether or not covered by insurance;

(f) payment or discharge by Seller of any Encumbrance on any Purchased Asset or payment or discharge of any liability or obligation of Seller, in each case that was not shown on the Seller Financial Statements, except for payments made or discharges occurring in the ordinary course of business, consistent with its past practice;

(g) entering into, amendment of, relinquishment, termination or non-renewal by Seller of any material Contract, transaction, commitment or other right or obligation (or any waiver by Seller of a valuable right or of a material debt) or any written or oral indication or assertion by the other party thereto of any material problems with Seller’s products or services or performance under such Contract, transaction, commitment or other right or obligation or its desire to so amend, relinquish, terminate or not renew any such Contract, transaction, commitment or other right or obligation;

(h) license, transfer or grant of a right under any Seller IP Rights (as defined in Section 3.12(a));

(i) change or amendment to Seller’s Certificate of Incorporation or Bylaws;

(j) material change in the manner in which Seller extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(k) change or increase in the compensation payable or to become payable to any of the directors, officers, employees or consultants of Seller or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such directors, officers, employees or consultants; or

(l) other event or condition of any character which would materially affect the Business or the Purchased Assets.

3.10 Material Contracts. Except as specifically identified in subsections (a) through (l) of Schedule 3.10 of the Seller Disclosure Letter, Seller is not a party or subject to any of the following in connection with the Business:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $10,000 or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right for (or for the benefit or use of) Seller, or providing for the purchase by (or for the benefit or use of) or license to

Seller of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property Right, which software, content, technology or Intellectual Property Right is in any manner used or incorporated (or is presently contemplated by Seller to be used or incorporated) in connection with any aspect or element of any Software, product, service or technology of Seller which is included in the Purchased Assets or which relates to the Business (other than software generally available to the public at a per copy license fee of less than $500 per copy);

(d) any Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Seller with any other Person;

(e) any Contract containing indemnification, warranty or similar provisions with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Seller;

(f) any Contract that restricts Seller from freely setting prices (including most favored customer pricing provisions) or that grants any exclusive rights to any other Person;

(g) any Contract for or relating to the employment of any officer, employee or consultant of Seller or any other type of Contract with any officer, employee or consultant of Seller;

(h) any Contract pursuant to which Seller has acquired a business or entity, or material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;

(i) any lease or other agreement under which Seller is lessee of or holds or operates any items of tangible personal property or real property owned by any other Person;

(j) any Seller IP Rights Agreement (as defined in Section 3.12(b));

(k) any Governmental Permit (as defined in Section 3.13(a)); or

(l) any other Contract to which Seller is a party or by which Seller or any of its assets or properties are bound that is material to the Business or to the Purchased Assets.

A true and complete copy of each Contract and document (or, with respect to subsection (k), Governmental Permit) required by subsections (a) through (l) of this Section 3.10 to be listed on Schedule 3.10 of the Seller Disclosure Letter (the “Material Contracts”) has been delivered to Buyer’s counsel.

3.11 No Default; No Restrictions.

(a) Each Assumed Contract and each Material Contract is valid and in full force and effect. Seller is not, nor to Seller’s knowledge is any other party, in material breach or default under any Assumed Contract or any Material Contract (and Seller has not received any written or oral notice regarding any such actual or potential violation or breach). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will or, to Seller’s knowledge, would reasonably be expected to (i) result in a material violation or breach by Seller or, to Seller’s knowledge, any other party of any of the provisions of any Assumed Contract or any Material Contract or (ii) give any third party, to Seller’s knowledge, (A) the right to declare a default or exercise any remedy under any Assumed Contract or any Material Contract, (B) the right to a rebate, chargeback or penalty under any Assumed Contract or any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of Seller under any Assumed Contract or any Material Contract, or (D) the right to cancel, terminate or modify (in a manner materially adverse to Seller) any Assumed Contract or any Material Contract. Seller has not received any written, or, to Seller’s knowledge, oral notice or other communication regarding any actual or possible material violation or breach of, or default under, any Assumed Contract or any Material Contract.

(b) Seller is not a party to, and no Purchased Asset is bound or affected by, any judgment, injunction, order, decree, covenant or Contract (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Seller from freely engaging in any business now conducted or contemplated by Seller or from competing anywhere in the world (including any covenants or Contracts restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Seller may address in operating the Business or restricting the prices that Seller may charge for its products, technology or services) or includes any grants by Seller of exclusive rights or licenses. Other than as set forth on the Seller Disclosure Letter, there are no Contracts to which Seller is a party that affect the Purchased Assets.

(c) To the extent any Assumed Contract with a third Person provides for development or other performance by Seller: (i) such development or other performance has been timely and properly completed in accordance with the terms of such Assumed Contract, and Seller has no liability arising out of any prior deliverables; (ii) Seller is in full compliance with all internal schedules and specifications to meet any milestone or other delivery specified in such Assumed Contract, the date of which milestone or delivery has not yet occurred; and (iii) Seller is not are aware of any matter which might cause Seller not to timely and properly meet any such milestone or other delivery date in full accordance with the applicable Assumed Contract. Seller is in full compliance with all maintenance and enhancement obligations contained in all Assumed Contracts, and Seller has not received any notice from any Person to the contrary. No other party to any Assumed Contract has ever exercised a “right to complete” or similar provision in any Assumed Contract that allowed such party to correct or complete any deliverable item from Seller. In the event any Assumed Contract is terminated by the other party thereto, Seller and, after the Closing, Buyer and its Affiliates will have no liability for a refund or other repayment of any advance, minimum guarantee or other amounts previously paid to Seller under such Assumed Contract.

3.12 Intellectual Property Rights.

(a) Seller (i) owns and has independently developed, or (ii) has the valid right or license to use, possess, develop, sell, license, copy, distribute, market, advertise and/or dispose of, all Intellectual Property Rights and Software used in the conduct of the Business or otherwise used in, incorporated into, or embodied in any Seller Products and Services (as defined in Section 3.12(c)) (such Intellectual Property Rights being hereinafter collectively referred to as the “Seller IP Rights”). Such Seller IP Rights are sufficient for the conduct of the Business. As used herein, the term “Seller-Owned IP Rights” means Seller IP Rights that are owned or exclusively licensed to Seller; and “Seller-Licensed IP Rights” means Seller IP Rights that are not Seller-Owned IP Rights.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, in accordance with their terms: (i) constitute a material breach of or default under any Contract governing any Seller IP Right (collectively, the “Seller IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Seller IP Right; or (iii) materially impair the right of Seller or Buyer, to use, possess, sell or license any Seller IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by Seller to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Seller IP Rights by Seller, and none will become payable as a result of the consummation of the transactions contemplated hereby.

(c) Neither the use, development, manufacture, marketing, license, sale, distribution or intended use of any Software or other product or service currently licensed, utilized, sold, provided or distributed by Seller or currently under development by Seller (collectively, the “Seller Products and Services”) (i) violates any license or other Contract between Seller and any third party, or (ii) infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property Right of any other party. There is no pending or, to Seller’s knowledge, threatened claim or litigation contesting the validity, ownership or right of Seller to exercise any Seller IP Right or to make, use, market, sell, copy, or distribute any of Seller Products and Services or Seller IP Rights, nor to Seller’s knowledge is there any legitimate basis for any such claim, nor has Seller received any notice asserting that any Seller IP Right or the exercise, manufacture, marketing, use, sale, license, distribution or disposition of any Seller IP Right or Seller Products and Services conflicts, infringes, or will conflict with or infringe, the rights of any other party, nor, to Seller’s knowledge, is there any legitimate basis for any such assertion. Seller has not received correspondence from any third party, notifying Seller of or offering Seller a license under such third party’s Intellectual Property Rights.

(d) No current or former employee, consultant or independent contractor of Seller: (i) is in material violation of any term or covenant of any employment Contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the employment of any employee by Seller, nor the use by Seller of the services of any consultant or independent contractor, subjects Seller to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such liability is based on contractual or other legal obligations to such third party.

(e) Seller has taken all commercially necessary steps to protect, preserve and maintain the secrecy and confidentiality of Seller IP Rights and to preserve and maintain all of Seller’s interests and proprietary rights in Seller IP Rights, including requiring every employee to sign employee invention assignment and confidentiality agreements in form previously provided to Buyer’s counsel. All current and former officers, employees and consultants of Seller have executed and delivered to Seller an agreement regarding the protection of such proprietary information and the assignment of inventions and works of authorship to Seller; and copies of all such agreements with all current employees and former employees have been delivered to Buyer’s counsel. Seller has secured valid written assignments from all of Seller’s current and former consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Seller-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that Seller does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Seller has any right, license, claim or interest whatsoever in or with respect to any Seller IP Rights.

(f) Schedule 3.12(f) of the Seller Disclosure Letter contains a true and complete list of: (i) all registrations, made by or on behalf of Seller with any governmental or quasi-Governmental Entity anywhere in the world, of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or world wide web URLs or addresses; and (ii) all applications for any such registrations. All registered Intellectual Property Rights held by Seller are valid, enforceable and subsisting.

(g) Seller owns all right, title and interest in and to all Seller-Owned IP Rights free and clear of all Encumbrances (other than licenses and rights listed in Schedule 3.12(g) of the Seller Disclosure

Letter). Seller’s right, license and interest in and to all Seller-Licensed IP Rights are free and clear of all Encumbrances (other than licenses and rights listed in Schedule 3.12(g) of the Seller Disclosure Letter).

(h) Schedule 3.12(h) of the Seller Disclosure Letter contains a true and complete list of: (i) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use any Seller IP Rights; and (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party Intellectual Property Rights (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $500). Seller’s standard form(s) of end user license is included in Schedule 3.12(h) of the Seller Disclosure Letter.

(i) Schedule 3.12(i) of the Seller Disclosure Letter identifies each Contract (whether written or oral) pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow holder or any other party, any Seller Source Code (as defined below) and further describes whether the execution of this Agreement or the consummation of the other transactions contemplated hereby, in and of themselves, would reasonably be expected to result in the release from escrow of any Seller Source Code. Neither Seller, nor any other party acting on its behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other party acting on Seller’s behalf to any party of any Seller Source Code. “Seller Source Code” means, collectively, any human-readable software source code, or any material portion or aspect of such source code, or any material proprietary information or algorithm contained in or relating to any such source code, that constitutes any part of the Software or other Seller Products and Services.

(j) There is no unauthorized use, disclosure, infringement or misappropriation of any Seller IP Rights by any third party, including any employee or former employee of Seller. Seller has not agreed to indemnify any Person for any infringement of any Intellectual Property Right of any third party by any Seller Products and Services, other than pursuant to Seller’s standard form of end user license agreement, copies of which have been provided to Buyer’s counsel, without any deviation from the terms and conditions of indemnification set forth in that form.

(k) All Seller Products and Services developed by Seller and licensed by Seller to customers or provided by or through Seller to customers on or before the Agreement Date conform in all material respects (to the extent required in contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Seller has no material liability (and, to Seller’s knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Seller Balance Sheet. Seller has delivered to Buyer all documentation and notes relating to the testing of Seller’s software products and plans and specifications for software products currently under development by Seller. Seller has no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by Seller to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations which are reflected in reserves on the Seller Balance Sheet identified to the future obligation(s) in question. Seller has good commercial working relationships with its customers and suppliers. Seller has taken such actions as are necessary or appropriate to document the operation, features and functionality of any Software included in any Seller Products and Services or used in the development, compilation, maintenance and support of Seller Products and Services. The materials comprising such Software, including the Source Code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(l) No (i) government funding, (ii) facilities of a university, college, other educational institution or research center, or (iii) funding from third parties (other than funds received in consideration for capital stock of Seller) was used in the development of the computer software programs or applications owned by Seller. To Seller’s knowledge after reasonable inquiry, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Seller IP Rights, has performed services for the government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller. No university, college other educational institution or research center has any right, title or interest in or to any Seller IP Right.

(m) Schedule 3.12(m) of the Seller Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) that is included in any Seller Products and Services or Seller IP Rights, or that is otherwise used by Seller in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). Except as explicitly set forth in Schedule 3.12(m) of the Seller Disclosure Letter, Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, Seller IP Rights or Seller Products and Services; (ii) distributed Open Source Materials in conjunction with any Seller IP Rights or Seller Products and Services; or (c) used Open Source Materials that create, or purport to create, obligations for Seller or such Subsidiary with respect to any Seller IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Seller IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.13 Compliance with Laws.

(a) General. Seller has complied with, and has not received any notices of violation with respect to, and any federal, state, local or foreign statute, law or regulation applicable to the Business or any of the Purchased Assets, including United States export control laws and regulations. Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of the Purchased Assets or (ii) that is required for the operation of the Business in compliance with all applicable federal, state, local or foreign statutes, laws or regulations (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Governmental Permits”), and all of the Governmental Permits are in full force and effect. Seller has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. Seller is in compliance with the terms of all Governmental Permits. No consents or approvals for the transfer of Seller’s export licenses to Buyer are required. Since inception, neither Seller nor, for or on behalf of Seller, any director, officer, agent or employee of Seller, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Privacy. Seller has not collected any personally identifiable information from any third parties except Seller’s employees and consultants. Seller has complied with all applicable laws in all material respects and Seller’s internal privacy policies, in each case relating to (i) the privacy of users of Seller’s products and services and (ii) the collection, storage and transfer of any personally identifiable information collected by Seller or by third parties having authorized access to the records of Seller. Each website of Seller and all materials distributed or marketed by Seller have at all times made all disclosures to users or customers required by applicable laws in effect as of the applicable dates in all material respects, and none of such disclosures made or contained in any website of Seller or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law in any material respect.

3.14 Employee Matters.

(a) General. Seller is in compliance with all applicable laws and Contracts relating to employment, employment practices, immigration, wages, hours and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Seller is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Seller is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any of its employees (other than routine payments to be made in the ordinary course of business and consistent with its past practice).

(b) Designated Employees. To Seller’s knowledge, each of the Designated Employees has a bona fide intent to accept employment with Buyer and to relocate himself and his family (as applicable) if and as requested by Buyer within the period of time following the Agreement Date as set forth in each such Designated Employee’s Offer Letter.

(c) Employee Plans. Schedule 3.14(c) of the Seller Disclosure Letter sets forth a complete list or summary of each “employee pension benefit plan,” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, each material employment, consulting, severance or similar contract, plan, program, arrangement or policy and each other material plan, program, policy or arrangement providing for benefits, compensation, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, other “fringe” benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits that is or at any time has been maintained, administered or contributed to by Seller and covers any Designated Employee (such plans, collectively, the “Seller Benefit Plans”). Seller has made available to Buyer’s counsel true and complete copies of each Seller Benefit Plan or a summary of such plan.

(d) Except as set forth on Schedule 3.14 of the Seller Disclosure Letter, all Seller Benefit Plans are, by their terms and in operation, in compliance with ERISA and the Code (as amended through the Agreement Date), the regulations and published authorities thereunder, and all other applicable legal requirements. With respect to the Seller Benefit Plans, there is no liability whatsoever which Buyer shall assume, or could reasonably be expected to assume, as part of the transactions contemplated by this Agreement or otherwise.

(e) Seller does not maintain or contribute to, and has not maintained or contributed to (or been obligated to contribute to) within the six calendar years preceding the Closing Date, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is a defined benefit plan, any multiemployer plan (within the meaning of Section 3(37) of ERISA), any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), any employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, or any “multiple employer welfare arrangements” (within the meaning of Section 3(40) of ERISA). None of the Seller Benefit Plans provides for post-termination benefits of any kind with respect to any of Seller’s current or former officers, employees, agents, directors or independent contractors, except as otherwise required by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code or comparable state laws.

(f) Seller has never been subject to the provisions of COBRA.

3.15 No Brokers. Neither Seller nor any Affiliate of Seller is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby. Buyer will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated hereby or any act or omission of Seller or any of its employees, officers, directors, stockholders, agents or Affiliates. Seller has provided Buyer with a good faith estimate of Indemnifiable Asset Acquisition Expenses (as defined in Section 6.6).

3.16 Insurance. Since its organization, Seller has maintained, and now maintains, policies of insurance and bonds (each, an “Insurance Policy”) of the type and in amounts reasonably and customarily carried by Persons conducting businesses or owning assets similar in type and size to those of Seller, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each Insurance Policy now held by Seller is set forth on Schedule 3.16 of the Seller Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible, and other applicable provisions of such Insurance Policy. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, and all such policies and bonds are in full force and effect. All premiums due and payable under all such policies and bonds have been timely paid, and Seller is otherwise in material compliance with the terms of such policies and bonds.

3.17 Certain Transactions. None of the directors, officers, employees or stockholders of Seller nor any member of their immediate families (i) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or is a director, officer, employee, consultant or contractor for, any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded), (ii) is or ever was a party to, or is or ever was otherwise directly or indirectly interested in, any Contract or formal or informal arrangement or understanding with Seller, except for normal compensation for services as a director, officer or employee of Seller that has previously been disclosed in writing to Buyer, (iii) has or ever had any interest in any of the Purchased Assets or any property or asset that is used in or pertains to the Business, except for the rights of stockholders under applicable law, or (iv) has or ever had, either directly or indirectly, a material interest in any Contract to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected.

3.18 Books and Records. Seller has provided to Buyer or its counsel true, correct and complete copies of each document that has been requested by Buyer or its counsel in connection with their legal, financial and technical review of Seller, the Purchased Assets and the Business (other than any such document that does not exist or is not in Seller’s possession or subject to its control). Without limiting the foregoing, Seller has provided to Buyer or its counsel complete and correct copies of all documents identified on the Seller Disclosure Letter. The minute books of Seller provided to Buyer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Seller through the Agreement Date, and reflect all transactions referred to in such minutes accurately. The books, records and accounts of Seller (i) are true and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Seller, and (iv) accurately and fairly reflect the basis for the Seller Financial Statements. Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.19 Liabilities; Solvency. Seller is not now insolvent nor will it be rendered insolvent by the Asset Acquisition or the consummation of any other transaction contemplated hereby. As used in this Section 3.19, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable liabilities. Immediately after giving effect to the consummation of the Asset Acquisition, (i) Seller will be able to pay its liabilities as they become due in the usual course of business, (ii) Seller will not have unreasonably small capital with which to conduct its proposed business, and (iii) Seller will have assets (calculated at fair market value) that exceed liabilities. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The Purchase Price and Assumed Liabilities constitutes reasonably equivalent value for the Purchased Assets, and the consummation of the Asset Acquisition shall not constitute a fraudulent transfer under applicable laws relating to bankruptcy and insolvency. Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Seller Ancillary Agreements.

3.20 Investment Representations.

(a) Purchase for Own Account. The Shares will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no intention of selling, granting any participation in, or otherwise presently distributing the same in violation of the Securities Act or any applicable federal or state securities law and the rules and regulations thereunder.

(b) Disclosure of Information. At no time was Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares. Seller has received or has had full access to all of the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares. Seller further has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access.

(c) Investment Experience. Seller understands that the purchase of the Shares involves substantial risk. Seller acknowledges that Seller is able to fend for itself, Seller can bear the economic risk of Seller’s investment in the Shares and Seller’s Board of Directors has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

(d) Restricted Securities. Seller understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that Buyer is under no obligation to register any of the Shares except as provided in the Registration Rights Agreement.

(e) Further Limitations on Disposition. Without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Shares unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such registration statement; or (ii) Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Seller or Seller’s transferee, with an opinion of legal counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such securities under the Securities Act. Notwithstanding the foregoing sentence, no such registration statement or opinion of legal counsel shall be required, unless required by Buyer’s transfer agent in accordance with its customary policies and procedures, (a) for any transfer, upon the Dissolution, of any portion of the Shares by Seller to the Seller Stockholders without payment of consideration by the Seller Stockholders and (b) for any transfer of any portion of the Shares by any Seller Stockholder to another Seller Stockholder; provided, however, that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3.20 to the same extent as if the transferee were Seller hereunder. Notwithstanding anything in this Agreement to the contrary, Seller further agrees not to make any disposition of any Shares unless and until such shares have been released by Buyer in accordance with the provisions of this Agreement.

(f) Legends. Seller acknowledges and understands that the certificates evidencing the Shares will bear the legend set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY

REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed by Buyer from any certificate evidencing Shares upon receipt by Buyer of an opinion by its legal counsel that a registration statement under the Securities Act is at that time in effect with respect to the legended security or upon delivery to Buyer of an opinion by its legal counsel, or legal counsel reasonably satisfactory to Buyer, that such security can be freely transferred in a public sale without such a registration statement being in effect.

3.21 Information Statement. Seller has delivered to each Seller Stockholder the information statement in the form attached hereto as Exhibit F, including all Annexes thereto.

3.22 Disclosure. None of the representations or warranties made by Seller herein or in any exhibit or schedule hereto, including the Seller Disclosure Letter, or in any certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which such statements were made, not misleading. There have been no events or transactions or information that has come to the attention of Seller which could reasonably be expected to have a Material Adverse Effect on Seller, the Business or the Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

4.2 Authorization; Noncontravention; Enforceability.

(a) Authorization. Buyer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer.

(b) Noncontravention. The execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Buyer, in each case as amended to date or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Buyer Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Buyer Ancillary Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Shares of Buyer Common Stock. The Shares will be duly authorized, and when the share certificates in respect of such Shares are issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

5.1 Seller Stockholder Approval. Promptly after the Agreement Date, Seller will take all action necessary in accordance with its Certificate of Incorporation and Bylaws, each as currently in effect, and all applicable laws to call, notice, convene, hold and conduct a meeting of the Seller Stockholders (the “Seller Stockholders Meeting”) to be held as soon as practicable for the purpose of voting upon the Asset Acquisition. In lieu of the Seller Stockholders Meeting, such approval by the Seller Stockholders may be obtained by the written consent of the Seller Stockholders (the “Seller Stockholders Consent”) where authorized by the Certificate of Incorporation and Bylaws of Seller. The Board of Directors of Seller will recommend that the Seller Stockholders vote in favor of the Asset Acquisition at the Seller Stockholders Meeting or pursuant to the Seller Stockholders Consent and will not change such recommendation.

5.2 Advice of Changes. Seller will promptly advise Buyer in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate, (b) breach of any covenant or obligation of Seller pursuant to this Agreement or any Seller Ancillary Agreement, or (c) Material Adverse Change in Seller, the Business or the Purchased Assets.

5.3 Conduct of Business. During the time period from the Agreement Date until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with the provisions of Article VIII, Seller covenants and agrees that, except as expressly contemplated by this Agreement, Seller will continue to conduct its business and maintain its business relationships relating to the Purchased Assets in the ordinary and usual course, and Seller will not, without Buyer’s prior written consent: (i) take any action that would be inconsistent with any representation or warranty of Seller set forth in Article III or that would cause a breach of any such representation or warranty; (ii) enter into any material transaction or agreement or take any other action not in the ordinary course of business, consistent with its past practice, relating to the Purchased Assets; (iii) grant or permit any Encumbrance on any of the Purchased Assets; (iv) sell, transfer, assign, convey, lease, license, move, relocate or otherwise dispose of any of the Purchased Assets; (v) enter into any material Contract for the purchase or sale of any of the Purchased Assets; (vi) amend or terminate any material Contract relating to the Purchased Assets to which Seller is a party; (vii) waive or release any material right or claim relating to the Purchased Assets; (viii) license any of its technology or Intellectual Property Rights relating to the Purchased Assets or acquire any Intellectual Property Rights (or any license thereto) from any third party; or (ix) agree to do any of the things described in the preceding clauses (i) through (viii).

5.4 No Other Negotiations.

(a) Seller will not, and will not authorize, encourage or permit any other Person, including any of its directors, officers, employees, stockholders, agents, advisors and other representatives (all of the foregoing Persons collectively being the “Seller Representatives”), on its behalf to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any inquiry, expression interest, offer or proposal from any Person concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) furnish any information regarding Seller or the Business to any Person (other than Buyer) in connection with, or enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Buyer) regarding, any inquiry, offer or proposal concerning any Alternative Transaction; (iii) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Buyer) to effect any Alternative Transaction; or (iv) enter into or become bound by any letter of intent, agreement, commitment or understanding between Seller and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. Seller will promptly notify Buyer of any inquiries or proposals received by Seller or, to Seller’s knowledge, by any Seller Representative regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of such inquiry or proposal. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction with any party other than Buyer or any of its Affiliates involving or providing for the possible disposition of all or any portion of the Purchased Assets or of the Business, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer and/or any other form of business combination or strategic transaction.

(b) Seller shall immediately notify Buyer after receipt by Seller (or, to Seller’s knowledge, by any of the Seller Representatives) of any inquiry, expression interest, offer or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Transaction or any other notice that any Person is considering an Alternative Transaction or any request for information relating to Seller or the Business or for access to any of the properties, books or records of Seller by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, expression of interest, proposal, offer or request) and shall keep Buyer fully informed of the status and details of any such inquiry, expression of interest, proposal, offer or request and any correspondence or communications related thereto and shall provide to Buyer a true, correct and complete copy of such inquiry, expression of interest, proposal, offer or request and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. Seller shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, Seller shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to all of Seller’s properties, books, Contracts and records and all other information concerning the Business and the Purchased Assets as Buyer may reasonably request. Subject to compliance with applicable law, from the Agreement Date until the earlier of the termination of this Agreement in accordance with the provisions of Article VIII and the Closing, Seller shall confer from time to time as requested by Buyer with one or more representatives of Buyer to discuss any material changes or developments in the Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Asset Acquisition.

6.2 Confidentiality. Seller covenants and agrees with Buyer that, from and at all times after the Closing, all confidential and/or proprietary information relating to the Purchased Assets and the

Business, including any trade secrets, will be held in strict confidence by Seller and will not be disclosed by Seller or any of the Seller Representatives.

6.3 Public Disclosure. Seller shall not, and Seller shall cause each Seller Representative not to, directly or indirectly, use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with Seller in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, unless otherwise required by applicable law or with Buyer’s prior written consent. Seller shall not, and Seller shall cause each Seller Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without Buyer’s prior written approval.

6.4 Consents. Seller shall use its reasonable best efforts to obtain as promptly as possible, and deliver to Buyer at or prior to the Closing, all required consents, waivers and approvals under each Assumed Contract, including those listed or described on Schedule 3.3(b)(ii)(B) of the Seller Disclosure Letter, in each case in a form that is reasonably acceptable to Buyer.

6.5 Legal Requirements. Buyer and Seller shall (i) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, including any notification or provision of information, if any, that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder, (ii) promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.6 Expenses. Whether or not the Asset Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any costs or expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby and paid by Buyer are collectively referred to as “Indemnifiable Asset Acquisition Expenses” and shall constitute “Damages” for purposes of Article IX.

6.7 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, reasonably appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Asset Acquisition and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII. Notwithstanding the foregoing, neither Buyer nor Seller shall be obligated to contest or litigate any proposed injunction or other order preventing the consummation of the Asset Acquisition or affecting Buyer’s use or ownership of the Purchased Assets. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Asset Acquisition and the other transactions contemplated hereby.

6.8 Satisfaction of Outstanding Liabilities; Negative Covenants; Dissolution of Seller. After the Closing, Seller shall not incur any material obligations or liabilities. As soon as practicable after the Closing, Seller shall satisfy all of its outstanding liabilities and obligations. After the Closing, Seller shall not (a) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, or (b) amend Seller’s Certificate of Incorporation. As soon as practicable after the date which is 90 days after the Closing, Seller shall effect the Dissolution. On the date of the Dissolution, Seller shall deliver to Buyer a schedule certified as true, correct and complete as of the date of the Dissolution by Seller’s Board of Directors and setting forth (i) the names of all Final Stockholders and (ii) each such Final Stockholder’s Pro Rata Share (such certified schedule, the “Final Stockholders Certificate”).

6.9 Seller Employee Plans. Seller shall be solely responsible for and will honor in accordance with their terms, and Buyer shall not have any liability with respect to, (i) the Seller Benefit Plans and (ii) all obligations to employees and former employees of Seller (regardless of whether they are Designated Employees or Other Employees) arising on or before the Closing.

6.10 Payment of Taxes. Seller shall, to the extent that failure to do so could adversely affect or result in any Encumbrance on the Purchased Assets or otherwise result in Buyer having any liability for payment of any amount, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all material respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Purchased Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date.

6.11 Noncompetition. As a material inducement and consideration for Buyer to enter into this Agreement, Seller agrees that from and after the Closing until the earlier of (i) the Dissolution and (ii) two years following the Closing Date (the “Noncompetition Period”), Seller shall not, within the United States and its territories, own, operate, advise, assist or lend funds to or invest funds in any Person in any manner that would aid or assist any Person to compete, in any material respect, with the Business or any Restricted Business. During the Noncompetition Period, Seller further agrees not to, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship between Buyer or any of its Subsidiaries or Affiliates and any third party, including any customer, collaborator, supplier or employee of Buyer or any of its Subsidiaries or Affiliates, with respect to the Restricted Business. The parties hereto agree that the duration and geographic scope of the noncompetition provisions set forth in this Section 6.11 are reasonable. If any covenant in this Section 6.11 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Entity, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the activities of Seller that are no greater than allowable under then applicable laws.

6.12 Employees. Seller shall, as requested by Buyer, assist Buyer in meeting with the Designated Employees and any other employees of Seller to whom Buyer, in its sole and absolute discretion, makes an offer of employment (the “Other Employees”). Seller shall exercise commercially reasonable efforts to encourage each of the Designated Employees and Other Employees to accept employment with Buyer after the Closing Date. Seller promptly shall advise Buyer of any resignation by any of the Designated Employees or Other Employees that is effective on or before the Closing Date or that is effective after the Closing Date if notice is given prior to the Closing Date. Seller shall not take any action, before or after the Closing, directly or indirectly, to prevent or discourage any Designated Employee or Other Employee from being employed by Buyer.

6.13 No Post-Closing Retention of Copies. Immediately after the Closing, Seller shall deliver to Buyer (or destroy) copies of any Purchased Assets in Seller’s possession or control that are in addition to copies delivered to Buyer as part of the transactions contemplated by this Agreement, whether such copies are in paper form, on computer media or stored in another form.

6.14 Waiver of Noncompetition Agreements. Seller hereby waives any and all noncompetition agreements in Seller’s favor regarding any of its current or former employees who become employees of Buyer or any of its Affiliates after the Closing.

6.15 Transition Services. For a period of 90 days after the Closing (such period, the “Transition Period”), Seller shall provide Buyer with the full-time services of Larry Brake, Shivam Saxena, J. Bryan Ramsey and Gregg Luther (collectively, the “Personnel”) in connection with the transition of the Business from Seller to Buyer (the “Transition Services”). The Personnel shall provide the Transition Services to Buyer at Seller’s headquarters located in Aurora, Colorado. To the extent applicable, Seller shall be responsible for the payment of all Taxes payable with respect to the wages of all Personnel, shall maintain employee and workers’ compensation insurance required by applicable laws with respect to all Personnel and shall maintain and provide all applicable employee benefits for all Personnel. None of the Personnel will be deemed to be employees of Buyer or any of its Affiliates for any purpose. Buyer shall pay Seller a monthly fee for Seller’s provision of the Transition Services in the amount set forth on Schedule 6.15 (the “Fees”); provided, however, that, if any of the Personnel ceases to be employed by Seller during the Transition Period or fails to perform the Transition Services as provided in this Section 6.15, then the Fees shall be reduced by a corresponding amount for such person based on Seller’s payroll records, copies of which have previously been provided by Seller to Buyer (any such reduction, a “Fee Reduction”); provided, further, that the Fees shall be pro rated for any partial calendar month during the Transition Period. Seller shall invoice Buyer in advance of each calendar month for the Transition Services to be provided by the Personnel for such calendar month, and invoices shall be due and payable upon the later of (i) 30 days after receipt and (ii) the last day of such calendar month; provided, however, that Seller shall reimburse Buyer within 30 days after the end of each calendar month for any overpayment of Fees by Buyer resulting from any Fee Reduction. Within five business days after the end of the Transition Period, Buyer shall pay Seller the performance bonuses as set forth on Schedule 6.15 (the “Performance Bonuses”). In addition to the Fees and the Performance Bonuses (if applicable), Buyer shall pay Seller a sales commission (the “Commission”) for all net product and services revenue relating to the Purchased Assets that closes during the Transition Period and existed on Seller’s forecast and pipeline report dated as of August 10, 2004, a copy of which has previously been provided by Seller to Buyer; provided, however, that all revenue must conform to Buyer’s current revenue recognition policies. The Commission, if any, will be paid by Buyer to Seller within 30 days after the related revenue is recognized and will be calculated in the same manner as the commission currently paid by Seller to Gregg Luther, except that that all revenue must conform to Buyer’s current revenue recognition policies. The Transition Services shall be provided to Buyer in a satisfactory and timely manner as determined by Buyer. During the Transition Period, Seller shall maintain adequate general liability, employee and workman’s compensation insurance for the performance of the Transition Services.

6.16 Disclosure. Buyer will furnish to Seller an investor disclosure package consisting of (i) Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2003, (ii) all quarterly reports on Form 10-Q and current reports on Form 8-K and amendments thereto filed by Buyer with the SEC since December 31, 2003 and up to the Agreement Date, if any, and (iii) any proxy materials distributed to Buyer’s stockholders since December 31, 2003 and up to the Agreement Date, in each case excluding any exhibits or attachments thereto.

ARTICLE VII

CONDITIONS TO THE ASSET ACQUISITION

7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Acquisition shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Asset Acquisition, which makes the consummation of the Asset Acquisition illegal.

(b) Governmental Approvals. Buyer and Seller shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of, or in connection with, the Asset Acquisition and the other transactions contemplated hereby.

(c) Seller Stockholder Approval. The Seller Stockholder Approvals shall have been obtained.

7.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, each of which may be waived, in writing, by Seller (it being understood that such conditions are solely for the benefit of Seller and may be waived in writing by Seller in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Covenants. Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Registration Rights Agreement. Buyer shall have executed and delivered to Seller the Registration Rights Agreement.

7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by Buyer (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to the specified date), and at the Closing Buyer will have received a certificate to such effect executed by Seller’s Chief Executive Officer.

(b) Covenants. Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing, and at the Closing Buyer will have received a certificate to such effect executed by Seller’s Chief Executive Officer.

(c) No Material Adverse Change. There shall not have occurred after the Agreement Date any Material Adverse Change in Seller, the Business or the Purchased Assets, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and at the Closing Buyer will have received a certificate to such effect executed by Seller’s Chief Executive Officer.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Buyer’s ownership, conduct or operation of the Business following the Closing shall be in effect, nor shall any suit, action or proceeding before any Governmental Entity seeking any of the foregoing, seeking to obtain from Buyer, Seller or any of their respective Affiliates in connection with the Asset Acquisition any material damages, or seeking any other relief that following the Asset Acquisition could reasonably be expected to materially limit or restrict the ability of Buyer and/or its subsidiaries to own and conduct both the assets and businesses owned and conducted by Buyer and/or its subsidiaries prior to the Asset Acquisition and the assets and businesses owned and conducted by Seller prior to the Asset Acquisition, be pending or threatened.

(e) Third Party Consents. Seller shall have obtained and delivered to Buyer duly executed copies of all consents, waivers and approvals (including those set forth on Schedule 3.3(b)(ii)(B) of the Seller Disclosure Letter) required in connection with the consummation of the Asset Acquisition, in each case in a form that is reasonably acceptable to Buyer.

(f) Offer Letters and Noncompetition Agreements. Each Offer Letter and each Noncompetition Agreement shall be in full force and effect, and each Designated Employee shall continue to be an employee of Seller as of immediately prior to the Closing.

(g) Opinion of Seller’s Counsel. Buyer shall have received from Overturf & McGath, P.C., counsel to Seller, an opinion opining on the matters set forth in Exhibit G.

(h) Intellectual Property Assignments. Seller shall have executed and delivered to Buyer the Assignment of Copyrights in the form attached hereto as Exhibit H, the Assignment of Trademarks in the form attached hereto as Exhibit I and the Assignment of Domain Names in the form attached hereto as Exhibit J.

(i) Personnel. All Personnel shall continue to be employees of Seller as of immediately prior to the Closing.

(j) Confirmatory Assignments. Seller shall have entered into a Confirmatory Assignment Agreement in the form attached hereto as Exhibit K (the “Employee Confirmatory Assignment Agreement”) with each of Larry Brake, Bob Godfrey, Tim Pfeiffer, Shivam Saxena, J. Bryan Ramsey and Gregg Luther, and Seller shall have delivered copies of such duly executed Employee Confirmatory Assignment Agreements to Buyer. Seller shall have entered into a Confirmatory Assignment Agreement in the form attached hereto as Exhibit L (the “Confirmatory Assignment Agreement”) with plaNet Consulting, Inc., and Seller shall have delivered a copy of such duly executed Confirmatory Assignment Agreement to Buyer.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

8.2 Unilateral Termination.

(a) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Entity shall have issued an injunction, order, decree or ruling or taken any other action to restrain, enjoin, make illegal or otherwise prohibit the Asset Acquisition.

(b) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement if the Asset Acquisition shall not have been consummated by midnight Pacific Time on September 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article VII or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.

(c) Either Buyer, on the one hand, or Seller, on the other hand, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other has committed a material breach of (i) any of such party’s representations and warranties contained in this Agreement or (ii) any of such party’s covenants contained in this Agreement, and has not cured such material breach within ten days after the party seeking to terminate this Agreement has given the other party written notice of the material breach and its intention to terminate this Agreement pursuant to this Section 8.2(c).

(d) Buyer, by giving written notice to Seller, may terminate this Agreement if a Material Adverse Change in Seller, the Business or the Purchased Assets has occurred.

8.3 No Liability for Termination. Termination of this Agreement by a party (the “Terminating Party”) in accordance with the provisions of this Article VIII will not give rise to any obligation or liability on the part of the Terminating Party on account of such termination; provided, however, that nothing herein shall relieve a party from liability for a willful breach of this Agreement. The provisions of this Article VIII and Article X shall survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations. The representations and warranties of Seller and the Seller Stockholders contained in this Agreement (including the Seller Disclosure Letter and the Exhibits and Schedules to this Agreement) and the other agreements, certificates and documents contemplated hereby shall survive the Closing and shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the parties to this Agreement, until the earlier of (i) the termination of this Agreement in accordance with the provisions of Article VIII and (ii) the Escrow Fund Release Date; provided, however, that the representations and warranties of Seller contained in Section 3.3(a) and Section 3.4 and the representations and warranties of the Seller Stockholders contained in their Investment Representation Letters will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations for the claim which seeks recovery of such Damages

(the applicable expiration date of such applicable representation or warranty, the “Release Date”); provided, further, that (i) no right to indemnification pursuant to this Article IX in respect of any claim based upon any misrepresentation or breach of a representation or warranty that is set forth in an Officer’s Certificate (as defined in Section 9.5) delivered to Seller (or to the Stockholders’ Agent (as defined in Section 9.7) from and after the Dissolution) prior to the applicable Release Date shall be affected by the expiration of such representation and warranty and (ii) such expiration shall not affect the rights of any Indemnified Person (as defined in Section 9.2) under this Article IX or otherwise in respect of any fraud, willful misrepresentation or willful misconduct by Seller or any Seller Stockholder. The representations and warranties of Buyer shall terminate upon the Closing.

9.2 Indemnification. Subject to the limitations set forth in this Article IX, Seller (or, from and after the Dissolution, each Final Stockholder, individually according to its Pro Rata Share, and not jointly and severally) shall indemnify and hold harmless Buyer and its directors, officers, agents and employees and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense, reasonable legal fees and expenses and other professionals’ and experts’ reasonable fees and expenses (collectively, “Damages”) arising from assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of (i) any failure of any representation or warranty made by Seller in this Agreement (including the Seller Disclosure Letter and the Exhibits and Schedules to this Agreement) to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), (ii) any failure of any certification, representation or warranty made by Seller in any certificate delivered to Buyer pursuant to any provision of this Agreement (including the Final Stockholders Certificate) to be true and correct as of the date such certificate is delivered to Buyer, (iii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement or any Seller Ancillary Agreement, (iv) any of the matters set forth on the Seller Disclosure Letter that constitutes an exception to Section 3.5, (v) any Indemnifiable Asset Acquisition Expenses, (vi) any and all liabilities of Seller now or hereafter arising under COBRA or any similar state statute, (vii) any Taxes of Seller and any sales, use or other Taxes imposed on the sale of the Purchased Assets to Buyer hereunder, (viii) any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby, and/or (ix) any Excluded Liabilities or Excluded Assets. Each Seller Stockholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by such Seller Stockholder in such Seller Stockholder’s Investment Representation Letter.

9.3 Limitations. Notwithstanding anything contained herein to the contrary, no Indemnified Person may receive any Shares from the Escrow Fund in respect of any claim for indemnification made pursuant to Section 9.2(i) that does not involve fraud, willful misrepresentation or willful misconduct by Seller unless and until Damages in an aggregate amount greater than $15,000 (the “Basket”) have been incurred, paid or accrued, in which case the Indemnified Persons may make claims for indemnification and receive Shares from the Escrow Fund for all Damages (including the amount of the Basket). In determining the amount of any Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded. After the Closing, except in the case of (i) fraud, willful misrepresentation or willful misconduct by Seller or (ii) the failure of any representation or warranty made by Seller in Section 3.3(a) or Section 3.4 to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), the indemnification provisions of this Article IX (including recovery of Shares from the Escrow Fund) shall be the exclusive remedy with respect to matters specified in Section 9.2(i).

9.4 Claims Period. The period during which claims for indemnification pursuant to this Agreement may be initiated (the “Claims Period”) shall commence at the Closing and terminate on the applicable Release Date. Notwithstanding anything contained herein to the contrary, such portion of any Shares in the Escrow Fund at the conclusion of the Claims Period as in the reasonable judgment of Buyer may be necessary to satisfy any unresolved or unsatisfied claims for Damages specified in any Officer’s Certificate (as defined in Section 9.5) delivered to Seller (or to the Stockholders’ Agent from and after the Dissolution) prior to the expiration of the Claims Period with respect to facts and circumstances existing prior to the expiration of the Claims Period shall remain in the Escrow Fund until such claims for Damages have been resolved or satisfied. For purposes of the foregoing sentence, shares of Buyer Common Stock shall be valued at the Buyer Average Price Per Share. The remainder of such remaining Shares shall be promptly distributed to Seller (or, from and after the Dissolution, each Final Stockholder according to its Pro Rata Share) immediately after the expiration of the Claims Period.

9.5 Claims upon Escrow Fund. Subject to Section 9.3 and Section 9.6, upon receipt by Seller (or by the Stockholders’ Agent from and after the Dissolution) on or before the last day of the Claims Period of a certificate signed by any officer of Buyer (i) stating that an Indemnified Person has incurred, paid or accrued, or reasonably anticipates that it may incur, pay or accrue, Damages, (ii) stating the amount of such Damages (which, in the case of Damages not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated to be incurred, paid or accrued), and (iii) specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Damages included in the amount so stated and the nature of the claim to which such Damages are related (an “Officer’s Certificate”), Buyer (on behalf of itself or any other Indemnified Person) may withdraw Shares held in the Escrow Fund having a value equal to such Damages except to the extent that Seller (or the Stockholders’ Agent from and after the Dissolution) shall have objected to any claim or claims made in the Officer’s Certificate in a written statement delivered to Buyer within 20 days after Seller’s (or the Stockholders’ Agent from and after the Dissolution) receipt of the Officer’s Certificate. For purposes of the foregoing sentence, shares of Buyer Common Stock shall be valued at the Buyer Average Price Per Share.

9.6 Resolution of Objections to Claims.

(a) If Seller (or the Stockholders’ Agent from and after the Dissolution) objects in writing to any claim or claims by Buyer made in any Officer’s Certificate within the 20-day period specified in Section 9.5, Buyer and Seller (or the Stockholders’ Agent from and after the Dissolution) shall attempt in good faith for 20 days after Buyer’s receipt of such written objection to resolve such claims. If Buyer and Seller (or the Stockholders’ Agent from and after the Dissolution) shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Buyer shall be entitled to rely on any such memorandum and may withdraw Shares from the Escrow Fund in accordance with the terms of such memorandum.

(b) If no such agreement can be reached after good faith negotiation, but in any event upon the expiration of the 20-day period specified in Section 9.6(a), either Buyer or Seller (or the Stockholders’ Agent from and after the Dissolution) may, by written notice to the other, demand arbitration of the dispute and, in such event, the matter shall be settled by arbitration conducted by a single arbitrator mutually acceptable to Buyer and Seller. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement (and upon the Final Stockholders from and after the Dissolution) and, notwithstanding anything in Section 9.5, Buyer shall be entitled to act in accordance with such decision and make withdrawals from the Escrow Fund in accordance therewith.

(c) Any such arbitration shall be held in Santa Clara County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 9.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Buyer shall be deemed to be the non-prevailing party unless the arbitrator awards Buyer more than one-half of the amount in dispute; otherwise, Seller (or the Final Stockholders from and after the Dissolution) shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of the American Arbitration Association and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

9.7 Stockholders’ Agent.

(a) Upon the Dissolution, Larry Brake shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” means the agent and attorney-in-fact for and on behalf of the Final Stockholders to act pursuant to the terms and provisions of this Agreement, including with respect to: (i) giving and receiving notices and communications to or from Buyer (on behalf of itself of any other Indemnified Person) relating to the agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that such agreements expressly contemplate that any such notice or communication shall be given or received by such stockholders individually); (ii) authorizing withdrawals by Buyer of Shares from the Escrow Fund in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Person), including by not objecting to such claims; (iii) objecting to claims pursuant to the terms of such agreements; (iv) consenting or agreeing to negotiate or enter into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to, such claims; (v) asserting, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Person against any such stockholder or by any such stockholder against any Indemnified Person or any dispute between any Indemnified Person and any such stockholder, in each case relating to such agreements or any of the transactions and other matters contemplated hereby or thereby; and (vi) taking all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing or with respect to Section 2.5(c), in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the shares of Seller capital stock as of immediately prior to the Dissolution upon not less than ten days’ prior written notice to Buyer.

(b) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, all Final Stockholders and shall be final, binding and conclusive upon each such stockholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such stockholder.

(c) No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services as the Stockholders’ Agent contemplated hereby. The Stockholders’ Agent shall not be liable to any Final Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Final Stockholders shall severally indemnify the Stockholders’ Agent and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred by the Stockholders’ Agent other than such arising solely out of fraud committed by the Stockholders’ Agent.

9.8 Third-Party Claims. If Buyer becomes aware of a third-party claim which Buyer believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Buyer shall promptly notify Seller (or the Stockholders’ Agent from and after the Dissolution) of such third-party claim, and Seller (or, from and after the Dissolution, the Stockholders’ Agent and the Final Stockholders on whose behalf Shares otherwise distributable to them is deposited in the Escrow Fund) shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of such claim. No delay in providing, or failure to provide, such notice shall affect Buyer’s rights hereunder so long as the Final Stockholders have not been materially prejudiced thereby. Buyer shall have the right in its sole discretion to conduct the defense of and to settle any such claim; provided, however, that, except with the consent of Seller (or the Stockholders’ Agent from and after the Dissolution), which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Seller (or the Stockholders’ Agent from and after the Dissolution) shall have objected within ten days after a written request for such consent by Buyer, no settlement of any such claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter. If Seller (or the Stockholders’ Agent from and after the Dissolution) has consented to any such settlement, neither Seller (or the Stockholders’ Agent from and after the Dissolution) nor any Final Stockholder shall have any power or authority to object under Section 9.5 or any other provision of this Article IX to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

ARTICLE X

GENERAL PROVISIONS

10.1 Governing Law; Dispute Resolution; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Except as otherwise provided in Section 9.6, any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in Santa Clara County, California. Each of the parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any California state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation of this Agreement or any of the other transactions contemplated hereby in any court other than a California state or federal court. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ISSUE WITHIN ANY ACTION AT LAW OR SUIT IN EQUITY DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, CONNECTED TO OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY RIGHT OR OBLIGATION CREATED HEREBY.

10.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in writing in accordance with this Section 10.2.

(a)	if to Buyer:

Interwoven, Inc.

803 11th Avenue

Sunnyvale, CA 94084

Attention: Chief Financial Officer

Facsimile: 408-616-0083

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, CA 94111

Attention: Douglas N. Cogen and Melissa Eisenberg

Facsimile: 415-281-1350

(b)	if to Seller:

Software Intelligence, Inc.

24457 E. Frost Drive

Aurora, CO 80016

Attention: Larry Brake

Facsimile: 303-766-1297

with a copy to:

Overturf & McGath, P.C.

625 E. 16th Avenue, #100

Denver, CO 80203

Attention: Brandon P. Hull

Facsimile: 303-860-2869

(c)	if to the Stockholders’ Agent:

Larry Brake

24457 E. Frost Drive

Aurora, CO 80016

Facsimile: 303-766-1297

with a copy to:

Overturf & McGath, P.C.

625 E. 16th Avenue, #100

Denver, CO 80203

Attention: Brandon P. Hull

Facsimile: 303-860-2869

10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a true, correct and complete paper copy of the information or material referred to has been furnished to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Each reference herein to a law, statute, regulation, document or agreement will be deemed in each case to include all amendments thereto.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules and the Seller Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, dated as of January 26, 2004 between Buyer and Seller, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with the provisions of Article VIII and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder unless specifically provided otherwise herein, except that Article IX is intended to benefit the Indemnified Persons and the Stockholders’ Agent. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without Seller’s prior consent; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.7 Amendment; Extension; Waiver. Subject to the provisions of applicable law, the parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. At any time, either Buyer or Seller (and, after the Dissolution, the Stockholders’ Agent on behalf of Seller) may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court or arbiter (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.9 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

10.10 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.10.

10.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Asset Acquisition Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:		SELLER:

INTERWOVEN, INC.		SOFTWARE INTELLIGENCE, INC.

By:	/S/ JOHN CALONICO	By:	/S/ LARRY BRAKE
	John Calonico,		Larry Brake,
	Senior Vice President and		President
Chief Financial Officer

STOCKHOLDERS’ AGENT:

By:	/S/ LARRY BRAKE
Larry Brake

[Signature Page to Asset Acquisition Agreement]